Exhibit 107
Calculation of Filing Fee Table
S-8
(Form Type)
Sempra
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, without par value	Other	1,500,000 (3)	$69.075	$103,612,500.00	$0.0001531	$15,863.07

Equity	Common Stock, without par value	Other	8,500,000 (4)	$69.075	$587,137,500.00	$0.0001531	$89,890.75

Equity	Common Stock, without par value	Other	10,000,000 (5)	$69.075	$690,750,000.00	$0.0001531	$105,753.83

Total Offering Amounts					$1,381,500,000.00		$211,507.65

Total Fee Offsets							—

Net Fee Due							$211,507.65

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registration statement to which this exhibit is attached shall also cover any additional shares of Sempra’s common
stock that may be offered or issued pursuant to the Sempra Savings Plan, San Diego Gas & Electric Company Savings Plan and/or Southern California Gas Company Retirement Savings Plan to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of Sempra’s common stock as
reported on the New York Stock Exchange on February 25, 2025.

(3)	Represents 1,500,000 additional shares of common stock registered for issuance under the Sempra Savings Plan.

(4)	Represents 8,500,000 additional shares of common stock registered for issuance under the San Diego Gas & Electric Company Savings Plan.

(5)	Represents 10,000,000 additional shares of common stock registered for issuance under the Southern California Gas Company Retirement Savings Plan.